UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No.          )
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EPAM Systems, Inc.
(Name of Registrant as Specified in its Charter)

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May 4, 2026

To our fellow stockholders:

The 2026 Annual Meeting of Stockholders of EPAM Systems, Inc. will be held on Thursday, May 21, 2026 at 10:00 a.m., EDT via a live audio webcast at https://www.virtualshareholdermeeting.com/EPAM2026, as described in our 2026 Proxy Statement that was filed with the U.S. Securities and Exchange Commission on April 6, 2026, as updated and amended by the Supplement we filed on April 15, 2026.

We are writing to provide additional information and context to support Proposal 5 in the 2026 Proxy Statement, which is our proposal to amend the 2025 EPAM Systems, Inc. Long Term Incentive Plan (the “2025 Plan”) to add 4,000,000 additional shares to be used in our equity compensation programs, and to encourage you to vote FOR Proposal 5.

As described in the 2026 Proxy Statement, our Board of Directors unanimously recommends a vote FOR the amendment to the 2025 Plan. Glass Lewis has also recommended a vote FOR the amendment to the 2025 Plan. However, Institutional Shareholder Services (“ISS”), has recommended a vote AGAINST the amendment to the 2025 Plan for the reasons stated in its Proxy Analysis & Benchmark Voting Recommendations. While ISS meticulously and comprehensively detailed its process and methodology for arriving at its conclusion, we nevertheless firmly disagree with its recommendation.

Your Vote to Approve Item 5 is Important

Shares granted under the 2025 Plan are a core component of our compensation programs and are critical to attracting, retaining, and motivating employees and executives in a highly competitive global technology talent market. Equity grants under the 2025 Plan enable our employees to build an ownership interest in EPAM and encourages them to remain in our service, focus on our targets, and more closely align their interests with those of our stockholders. Equity grants are especially important in technology markets, where our peer companies use equity compensation as a key component for attracting and retaining talent. Equity compensation, split evenly between performance and time-vesting restricted stock units, made up approximately 70% of our named executive officers’ compensation in 2025 (at grant date fair value and assuming vesting at target) and we grant equity awards to a broad-based group of our employees, not just to our executive officers. For example, in 2025, 86% of all equity awards granted under the 2025 Plan were granted to employees other than our named executive officers.

Approval of Proposal 5 will allow us to continue granting equity awards at levels necessary to both support our business and motivate employees and executives to deliver value to our customers and ultimately to our stockholders. Retaining and supporting key talent is especially important as EPAM executes its differentiated, AI-Native, multi-year strategy under new leadership.

As disclosed in the 2026 Proxy Statement, the 2025 Plan was approved by stockholders in May 2025 and replaced the long term incentive plan approved by our stockholders in 2015. Since approval of the 2025 Plan, all equity awards granted to our executives and employees have been granted only under the 2025 Plan, while legacy awards remain outstanding under prior plans and equity awards granted to our non-employee directors are made under a separate plan approved by our stockholders in 2022.

As of March 16, 2026, only 512,838 shares remained available for future grants under the 2025 Plan. Without additional share authorization, our ability to grant equity-based compensation to our employees and executives will be significantly constrained.

EPAM’s Next Phase of Evolution

In September 2025, EPAM executed a successful CEO succession plan when co-founder Arkadiy Dobkin transitioned to the role of Executive Chair and Balazs Fejes was promoted to become EPAM’s President and Chief Executive Officer.

During our 2026 Investor Day, EPAM unveiled a reinvigorated strategy to build on our foundational AI work to accelerate organic growth and drive margin expansion. We believe it is important to motivate our workforce to accomplish our ambitious strategic goals and we view equity awards as a valuable component of a competitive compensation package amid a tight race for talent in the tech industry.

Disciplined Share Usage and Market Considerations

We have historically maintained a moderate and disciplined equity usage profile, with a three-year average burn rate of approximately 1.3%, substantially lower than the ISS benchmark for our sector.  Our moderate and disciplined approach extends beyond our equity usage to our overall executive compensation programs, as evidenced by ISS’ recommendation to vote FOR our 2025 named executive officer compensation say-on-pay proposal.

Recent market dynamics, including volatility across the technology sector, have increased uncertainty in projecting share usage over multi-year periods and impacted the number of shares required to deliver competitive equity awards. In recent months, broader market trends stemming from announcements by AI software developers have contributed to volatility in our stock, which contributed, in part, to the necessity for the additional shares requested in Proposal 5.  We believe we will have greater long-term visibility into our share reserve needs as market conditions normalize and we continue to execute against our strategy.

Notwithstanding the momentum of our strategy, we have depleted our existing share reserve more quickly than anticipated due to fluctuations in our stock price and ongoing stock price compression as valuations are lower across our industry. As a result, we are seeking the number of additional shares that we expect will provide sufficient flexibility for approximately two years, less than one-third of the duration estimated by ISS.  Consistent with our historical practice and the tenets of good corporate governance, we will return to our stockholders for approval of any amendments to the 2025 Plan, including seeking additional share capacity under the 2025 Plan.

Plan Design and Features Aligned to Stockholder Interests

The 2025 Plan incorporates stockholder-friendly governance features and preferences we have heard from our stockholders during our regular cadence of engagement, including:

•	No liberal share recycling
•	No repricing of stock options without stockholder approval
•	No discounted stock options or SARs
•	No evergreen share authorization
•	No dividends on outstanding stock option awards
•	Robust clawback provisions
•	Broad-based employee participation

These features reflect our commitment to maintaining strong alignment with stockholder interests.  Specifically, and to clarify a concern raised by ISS, two years before our stockholders approved the 2025 Plan, we adopted a clawback policy that mandates recoupment of incentive-based compensation in the event of a restatement of financial-based measures (regardless of whether detrimental conduct has occurred), including all incentive-based equity compensation granted under the 2025 Plan, and our award agreements provide that all equity awards under the 2025 Plan are subject to our clawback policy.

Our Ongoing Commitment to Stockholder Engagement

We actively engage with our stockholders and, in 2025, held discussions with investors representing over 25% of our outstanding shares. Feedback from these engagements informs our approach to compensation and governance.

During recent stockholder engagements, we heard various perspectives on our CEO succession process, executive compensation practices and broader corporate governance approach, among other topics. We are committed to maintaining an open dialogue with our stockholders and continue to consider stockholder feedback in evolving our corporate governance practices.

We remain committed to ongoing dialogue and encourage stockholders to reach out with any questions regarding Proposal 5 prior to the 2026 Annual Meeting.  To that end, we are engaging a proxy solicitor to facilitate communication with our stockholders so we can address any questions before our 2026 Annual Meeting on May 21.  Therefore, we are supplementing the “How will the proxies be solicited?” disclosure on Page 93 of the 2026 Proxy Statement to disclose that we have retained Saratoga Proxy Consulting LLC to assist in the solicitation of proxies for a fee of approximately $20,000 plus associated costs and expenses.

Approval of Proposal 5 is critical to maintaining our ability to effectively compete for talent, execute our strategy, and align employee incentives with long-term stockholder value.  The Board of Directors recommends a vote FOR Proposal 5.